Exhibit 5.1

GIBSON, DUNN & CRUTCHER LLP
Lawyers
A REGISTERED LIMITED LIABILITY PARTNERSHIP
INCLUDING PROFESSIONAL CORPORATIONS

200 Park Avenue, New York, New York 10166-0193
(212) 351-4000
www.gibsondunn.com

March 2, 2006

Direct Dial	Client Matter No.
(212) 351-4000	C 04459-00003

Fax No.
(212) 351-4035

Alliant Techsystems Inc.
5050 Lincoln Drive
Edina, Minnesota 55436

Re:                               Alliant Techsystems Inc.
Registration Statement on Form S-3

Ladies and Gentlemen :

We have examined the Registration Statement on Form S-3 (the “Registration Statement”), of Alliant Techsystems Inc., a Delaware corporation (the “Company”), filed with the Securities and Exchange Commission (the “Commission”) on March     , 2006, pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the registration by the Company of the following securities (the “Securities”): (i) debt securities (the “Debt Securities”); (ii) shares of common stock, par value $0.01 per share (the “Common Stock”); (iii) one or more series of shares of preferred stock, par value $1.00 per share (the “Preferred Stock”); (iv) depositary shares (the “Depositary Shares”) consisting of Preferred Stock; and (v) guarantees (each, a “Subsidiary Guarantee”) by certain subsidiaries of the Company listed on Schedule A hereto (the “Subsidiary Guarantors”). If so indicated in a Prospectus Supplement, the Debt Securities and Preferred Stock may be convertible or exchangeable into other securities, including Common Stock and Preferred Stock.

We have examined the originals, or photostatic or certified copies, of such records of the Company and certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinions set forth below. In our examination, we have assumed the genuineness of all signatures, the legal

GIBSON, DUNN & CRUTCHER LLP

Alliant Techsystems Inc.

March 2, 2006

capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

Based upon the foregoing examination and in reliance thereon, and subject to (x) the assumptions stated and in reliance on statements of fact contained in the documents that we have examined and (y) completion of all corporate action required to be taken by the Company and the Subsidiary Guarantors to duly authorize each proposed issuance of Securities (including the due reservation of any shares of Common Stock or Preferred Stock for issuance upon conversion or exchange of any other Securities), we are of the opinion that:

1.               With respect to Debt Securities to be issued under one or more indentures (each, an “Indenture”), when (a) the Indenture and the applicable supplement thereto, if any, has been duly authorized and validly executed and delivered by the Company and the trustee thereunder and (b) the Debt Securities have been executed, issued, delivered and authenticated in accordance with the terms of the Indenture and the applicable definitive purchase, underwriting or similar agreement against the receipt of requisite consideration therefor provided for therein, the Debt Securities will constitute legal, valid and binding obligations of the Company.

2.               With respect to Common Stock, when the shares of Common Stock have been issued and delivered in accordance with the applicable definitive purchase, underwriting or similar agreement against the receipt of requisite consideration therefor provided for therein, the shares of Common Stock will be validly issued, fully paid and non-assessable.

3.               With respect to Preferred Stock, when (a) the applicable Certificate of Designation for the Preferred Stock to be issued has been duly filed with the Office of the Secretary of State of the State of Delaware and (b) the shares of Preferred Stock have been issued and delivered in accordance with the applicable definitive purchase, underwriting or similar agreement against the receipt of requisite consideration therefor provided for therein, the shares of Preferred Stock will be validly issued, fully paid and non-assessable.

4.               With respect to Common Stock or Preferred Stock to be issued upon conversion of the Debt Securities or Preferred Stock, when (a) if applicable, the Certificate of Designation for the Preferred Stock to be issued has been duly filed with the Office of the Secretary of State of the State of Delaware and (b) such Common Stock or Preferred Stock, as the case may be, has been issued and delivered in accordance with the terms of the applicable Debt Securities or Preferred Stock, as the case may be, such shares of Common Stock or Preferred Stock will be validly issued, fully paid and non-assessable.

GIBSON, DUNN & CRUTCHER LLP

Alliant Techsystems Inc.

March 2, 2006

5.               With respect to Depositary Shares, when (a) a deposit agreement relating to the Depositary Shares (the “Deposit Agreement”) has been duly authorized and validly executed and delivered by the Company and each party thereto, (b) the applicable Certificate of Designation for the Depositary Shares has been duly filed with the Office of the Secretary of State of the State of Delaware and (c) the Depositary Shares have been issued and delivered in accordance with the Deposit Agreement and the applicable definitive purchase, underwriting or similar agreement against the receipt of requisite consideration therefor provided therein, the Depositary Shares will be validly issued, fully paid and non-assessable.

6.               With respect to the Subsidiary Guarantees, when (a) the Subsidiary Guarantees have been duly authorized and validly executed and delivered by the Subsidiary Guarantors and (b) the Debt Securities underlying such Subsidiary Guarantees have been executed, issued, delivered and authenticated in accordance with the terms of the applicable Indenture and the applicable definitive purchase, underwriting or similar agreement against the receipt of requisite consideration therefor provided for therein, the Subsidiary Guarantees will constitute legal, valid and binding obligations of each of the Subsidiary Guarantors.

The opinions set forth in paragraphs 1 and 6 above are each subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors’ generally, including the effect of statutory or other laws regarding fraudulent transfers or preferential transfers, and (ii) general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law. We express no opinion regarding the effectiveness of (i) any waiver of stay, extension or usury laws or of unknown future rights; or (ii) provisions relating to indemnification, exculpation or contribution, to the extent such provisions may be held unenforceable as contrary to federal or state securities laws.

We are not admitted or qualified to practice law in the States of Minnesota or Tennessee. Therefore, in rendering the opinions expressed herein, we have relied solely and without independent investigation upon (i) the opinion of Keith D. Ross, Vice President and General Counsel of the Company, a copy of which has been filed as Exhibit 5.2 to the Registration Statement, with respect to matters governed by the laws of the State of Minnesota, and (ii) the opinion of Bass, Berry & Sims PLC, a copy of which has been filed as Exhibit 5.3 to the Registration Statement, with respect to matters governed by the laws of the State of Tennessee.

We render no opinion herein as to matters involving the laws of any jurisdiction other than the State of New York, the State of California and the United States of America and the Delaware General Corporation Law. We are not engaged in practice in the State of Delaware; however, we are generally familiar with the Delaware General Corporation Law as currently in effect and have made such inquiries as we consider necessary to render the opinions contained

GIBSON, DUNN & CRUTCHER LLP

Alliant Techsystems Inc.

March 2, 2006

herein. This opinion is limited to the effect of the present state of the laws of the State of New York, the United States of America and, to the limited extent set forth above, the State of Delaware and the facts as they presently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws. We express no opinion regarding the Securities Act of 1933, as amended, or any other federal or state securities laws or regulations.

We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,

Gibson, Dunn & Crutcher LLP

Schedule A

Name	Jurisdiction of Incorporation
ATK Commercial Ammunition Company Inc.	Delaware
ATK Commercial Ammunition Holdings Company Inc.	Delaware
ATK Missile Systems Company LLC	Delaware
ATK Ordnance and Ground Systems LLC	Delaware
ATK Space Systems Inc.	Delaware
ATK Tactical Systems Company LLC	Delaware
ATK Thiokol Inc.	Delaware
Alliant Ammunition Systems Company LLC	Delaware
Alliant Ammunition and Powder Company LLC	Delaware
Alliant Lake City Small Caliber Ammunition Company LLC	Delaware
Alliant Southern Composites Company LLC	Delaware
Ammunition Accessories Inc.	Delaware
Composite Optics, Incorporated	California
Federal Cartridge Company	Minnesota
GASL, Inc.	New York
Micro Craft Inc.	Tennessee
Mission Research Corporation	Delaware
New River Energetics, Inc.	Delaware